As filed with the Securities and Exchange Commission
on ________________________.	Registration No. 333-120051

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIDDLE KINGDOM RESOURCES LTD.
 (Name of small business issuer in its charter)

Nevada	1081	98-0432994
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification #)
Organization)	Classification Code)

MIDDLE KINGDOM RESOURCES LTD.	Michael J. Morrison, Esq.
347 Bay Street, Suite 202	1495 Ridgeview Dr., Suite 220
Toronto, Ontario, Canada M5H 2R7	Reno, Nevada 89509
(416) 362-2785	(775) 827-6300
(Address and telephone of	(Name, address and telephone number of
registrant's executive office)	agent for service)

Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [     ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.10	$200,000	$100.00

[1] Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

MIDDLE KINGDOM RESOURCES LTD.
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 1,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Washington Trust Bank. The foregoing account is not an escrow, trust of similar account. It is merely a separate account under our control where we have segregated your funds.

There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.030	$0.070
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$100,000	$30,000	$70,000
Maximum	$200,000	$30,000	$170,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our Business

We are an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property located in the Province of Ontario, Canada. Title to the property is recorded in the name of Energold Minerals Inc. The one property consists of a 33 acre island in Lake Superior. We intend to explore for barite on the property.

We do not have any reserves. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, of which there is no assurance whatsoever, we will have to spend substantial funds of further drilling and engineering studies before we will know if we have a commercially viable mineral deposit. We will make a decision whether to proceed with each successive phase of the exploration program jupon completion of the previous phase and upon analysis of the results of that program.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities to fund operations.

Our administrative office is located at 347 Bay Street, Suite 202, Toronto, Ontario, Canada M5H 2R7 and our telephone number is (416) 362-2785 and our registered statutory office is located at 1495 Ridgeview Drive, Suite 220, Reno, Nevada 89509. Our fiscal year end is August 31. Our mailing address is 347 Bay Street, Suite 202, Toronto, Ontario, Canada M5H 2R7.

Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

Following is a brief summary of this offering:

Securities being offered	1,000,000 shares of common stock minimum and 2,000,000 shares of common stock maximum, par value $0.001
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $70,000 if the minimum amount is raised and approximately $170,000 if the maximum amount is raised.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of August 31, 2004
Balance Sheet
Total Assets	$20,425
Total Liabilities	$34,215
Stockholders Equity - (Deficit)	$(13,790)
Year Ended
August 31, 2004
Income Statement
Revenue	$0
Total Expenses	$18,790
Net Income - (Loss)	$(18,790)
Net Loss - Per Share	$0

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We have discussed all of the material risks below.

Risks associated with Middle Kingdom Resources Ltd.:

1. Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which will result in a loss of your investment.

2. If we do not find mineralized material in the property, we will cease operations in which case you will lose your investment.

If we do not find mineralized material on the property, we will cease operations. We have no plans to pursue other exploration or mining opportunities and we have no plans to respond to any other business opportunities if we fail to find mineralized material. Further, Mr. Kinloch will not present any future business opportunities that might arise. In the event we do not find mineralized material and we cease operations, you will lose your investment.

3. Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment.

4. Because we may still not have sufficient capital to complete our exploration program, even if we raise the maximum amount in this offering, we may have to sell additional securities and raise additional capital which could dilute your investment.

We may still not have the capital to fund significant exploration operations even if we raise the maximum amount of this offering. Therefore, we may have to sell additional securities after the offering is completed, but prior to the completion of our exploration of the property. Those shares may be sold on terms that dilute your interest in this offering.

5. We lack an operating history, have never had any revenues, have no current prospects for future revenues, and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated in June 2004 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $18,790. The loss was a result of the payment of fees for incorporation, legal and accounting. We have never had any historical revenues and we do not have any current prospects for future revenues. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

6. Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of our property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

7. Because we have only one officer and director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

We have only one officer and director. He is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2001. When theses controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment.

8. Weather interruptions in the province of Ontario may affect and delay our proposed exploration operations.

Our proposed exploration work can only be performed approximately seven months out of the year. This is because a snow pack of 2-3 feet usually begins to accumulate in December and lingers in places until May. The recommended field season is from early April to late November. In winter months, we are unable to conduct exploration operations on the property.

9. Because no mining engineer or professional geologist has examined our property and no written report from a mining engineer or professional geologist has been produced there is no assurance that any mineralized material is located on our property. If we do no locate mineralized material, you will lose your investment.

Because no written examination report exists on our property from a mining engineer or professional geologist based on an examination of our property no professional assessment of the property is available to us. Accordingly, we do not know if we will locate mineralized material. We will only know if mineralized material exists after we complete our exploration program. If we do not find mineralized material, you will lose your investment.

10. We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as drills and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

11. Because Mr. Kinloch has other outside business activities and will only be devoting 10% of this time or approximately four hours per week to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Mr. Kinloch, our sole officer and director has other outside business activities and will only be devoting 10% of his time or four hours per week to our operations, our operations may be sporadic and occur at times which are convenient to Mr. Kinloch. As a result, exploration of the property may be periodically interrupted or suspended.

12. Because record title to the property is held in the name of Energold Minerals, Inc., an unrelated third party, if it transfers the property to someone other than us, we will cease operations.

Title to the property upon which we intend to conduct exploration activities is not recorded in our name. Title to the property is recorded in the name of Energold Minerals, Inc, an unrelated third party. If Energold Minerals, Inc. transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations.

13. Because Robert J. Kinloch is our sole officer and director, if he should resign or die, we will not have an operating officer which will result in our operations suspending or ceasing. If that should occur, you could lose your investment.

Robert J. Kinloch is our sole officer and director. We are entirely dependent upon him to conduct our operations. If he should resign or die there will be no one to run us. If that should occur, until we find another person to run us, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

Risks associated with this offering:

14. Because there is no escrow, trust or similar account, your subscription could be seized by creditors. If that occurs you could lose your investment.

There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering.

15. Because our sole officer and director will own more than 50% of the outstanding shares after this offering, he will be able to decide who will be directors and you may not be able to elect any directors.

Even if we sell all 2,000,000 shares of common stock in this offering, Mr. Kinloch will still own 4,800,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Mr. Kinloch will be able to elect all of our directors and control our operations.

16. Because Mr. Kinloch is risking a small amount of capital and property, while you on the other hand are risking up to $200,000, as an equity investment, if we fail, you will absorb most of the loss.

Mr. Kinloch will receive a substantial benefit from your investment. He loaned us $16,440 and invested $4,800 through the purchase of 4,800,000 shares of common stock You on the other hand, will be providing all of the cash, through your equity investment, for our operations. As a result, if we cease operations for any reason, you will lose your investment.

17. NASD sales practice requirements may limit a stockholder's ability to buy and sell our stock.

The NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

18. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

USE OF PROCEEDS

Our offering is being made on a direct public offering, without any involvement of underwriters or broker-dealers, $100,000 minimum, $200,000 maximum basis. The table below sets forth the use of proceeds if $100,000, $150,000 or $200,000 of the offering is sold.

	$100,000	$150,000	$200,000
Gross proceeds	$100,000	$150,000	200,000
Offering expenses	$30,000	$30,000	30,000
Net proceeds	$70,000	$120,000	170,000

The net proceeds will be used as follows:

Repayment of Loan	$16,000	$16,000	$16,000
Consulting Services	$5,000	$8,000	$13,000
Marine Transport	$6,000	$6,000	$6,000
Core Drilling	$35,000	$80,000	$120,000
Analyzing Samples	$3,000	$5,000	$5,000
Telephone	$200	$200	$200
Mail	$50	$50	$50
Stationary	$100	$100	$100
Accounting	$1,500	$1,500	$1,500
Office Equipment	$1,000	$1,000	$1,000
SEC filing	$2,150	$2,150	$2,150
Secretary	$0	$0	$5,000

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees. Of the legal fees referred to above, $10,000 is to be paid to Conrad Lysiak, our attorney upon SEC effectiveness. The $10,000 will be paid from the proceeds of the offering. In the event the minimum amount is not raised, Mr. Kinloch has agreed orally to pay Mr. Lysiak the balance of his fees.

$16,000 will be used to repay Mr. Kinloch for money loaned to us to cover the accounting and legal costs of this registration statement.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. That is all we are willing to pay. We have contacted mining engineers in Canada area and have found a number of them that are willing to provide the consulting services from between $2,000 per month to $5,000 per month. We have not selected or identified a consultant at this time. Marine Transport is the cost of transporting a drilling contractor including equipment to and from Jarvis Island. We will not do so until we have completed this offering. Our consultant in consultation with our officer will supervise and contract for our exploration operations through independent contractors. No portion of the consulting fees will be paid to Mr. Kinloch, our president. Core drilling will cost $20.00 per foot. We will drill as many holes as proceeds from the offering allow. We intend to drill 8 holes if the minimum amount is raised; 15 holes if 75% of the offering is raised; and, 22 holes if the maximum amount is raised. We intend to drill to 300 feet. We estimate it will cost up to $5,000 to analyze the core samples.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves will we consider developing the property.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of August 31, 2004, the net tangible book value of our shares of common stock was a deficit of $18,790.00 or approximately $(0.004) per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $156,210 or approximately $0.0223 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.021 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.022 per share.

After completion of this offering, if 2,000,000 shares are sold, investors will own approximately 28.57% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Your percentage of capital contribution will be 97.56%. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash totaling $5,000, or approximately $0.001 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $106,210, or approximately $0.016 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.015 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.016 per share.

After completion of this offering, if 1,500,000 shares are sold, investors will own approximately 23.07% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.10 per share. Your percentage of capital contribution will be 96.77%. Our existing stockholders will own approximately 76.93% of the total number of shares then outstanding, for which they have made contributions of cash totaling $5,000, or approximately $0.001 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $56,210, or approximately $0.01 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.008 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.01 per share.

After completion of this offering, if 1,000,000 shares are sold, investors will own approximately 16.67% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Your percentage of capital contribution will be 95.24%. Our existing stockholders will own approximately 83.33% of the total number of shares then outstanding, for which they have made contributions of cash totaling $5,000, or approximately $0.001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.10
Net tangible book value per share before offering	$(0.0038)
Potential gain to existing shareholders	$125,000
Net tangible book value per share after offering	$0.0223
Increase to present stockholders in net tangible book value per share after offering	$0.021
Capital contributions	$5,000
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholders	5,000,000
Percentage of ownership after offering	71.43%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.078
Capital contributions	$200,000
Percentage of Capital Contributions	97.56%
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.10
Dilution per share	$0.084
Capital contributions	$150,000
Percentage of Capital Contributions	96.77%
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23.07%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.10
Dilution per share	$0.09
Capital contributions	$100,000
Percentage of Capital Contributions	95.24%
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.67%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at Washington Trust Bank, 717 West Sprague Avenue, Spokane, Washington 99201. Its telephone number is (509) 353-4204. The foregoing account is not an escrow, trust of similar account. It is merely a separate account under our control where we have segregated your funds. We will hold the funds in the account until we receive a minimum of $100,000 at which time we will withdraw and use those funds. Any funds received by us thereafter will immediately be withdrawn by us. If we do not receive the minimum amount of $100,000 within 180 days of the effective date of our registration statement, plus 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution.

We will sell the shares in this offering through Robert J. Kinloch, our sole officer and director. He will receive no commission from the sale of any shares. He will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Kinloch is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. He has not and will not participate in selling and offering securities for any Issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Mr. Kinloch will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey, Washington D.C. and/or outside the United States.

Section 15(g) of the Exchange Act

Our shares are 'penny stocks' covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such your ability to dispose of your shares may be adversely affected. Because the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-

institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Offering Period and Expiration Date

This offering will start on the date of effectiveness and continue for a period of 180 days from the date of the prospectus. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Procedures for Subscribing

Once you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement
2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "MIDDLE KINGDOM RESOURCES LTD."

We have included a copy of the subscription agreement with the prospectus.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber,

without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Separate Account for Subscriptions

Subscriptions will be placed in a separate bank account at Washington Trust Bank, until we have received $100,000. Upon receipt of $100,000, we will withdraw and use the funds. If we do not receive the $100,000 within 180 days, or within the additional 90 days, if extended, of the effective date of this offering, all subscriptions received by it will be promptly returned to each investor without interest or deduction therefrom.

BUSINESS

General

We were incorporated under the laws of the state of Nevada on dJune 17, 2004. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are no in either the development or production stage. We intend to conduct exploration activities on one property located in the Province of Ontario, Canada. Title to the property is recorded in the name of Energold Minerals Inc. The one property consists of a 33 acre island in Lake Superior. We intend to explore for barite on the property.

We do not have any reserves. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, of which there is no assurance whatsoever, we will have to spend substantial funds of further drilling and engineering studies before we will know if we have a commercially viable mineral deposit. We will make a decision whether to proceed with each successive phase of the exploration program jupon completion of the previous phase and upon analysis of the results of that program.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities to fund operations. We do not consider ourself to be a blank check corporation as defined in Regulation C, Rule 419 of the Securities Act of 1993, and do not intend to merge with or acquire another company in the foreseeable future.

Our administrative office is located at 347 Bay Street, Suite 202, Toronto, Ontario, Canada M5H 2R7 and our telephone number is (416) 362-2785 and our registered statutory office is located at 1495 Ridgeview Drive, Suite 220, Reno, Nevada 89509. Our fiscal year end is August 31. Our mailing address is 347 Bay Street, Suite 202, Toronto, Ontario, Canada M5H 2R7.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

We intend to conduct exploration activities on one thirty- three (33) acre island located in the Province of Ontario, Canada. Title to the property is recorded in the name of Energold Minerals Inc. We do not have any interest or ownership in the property. Our entire interest in the property will be determined by how much money we spend on the property and thereby earn an interest in any minerals or revenue that may ultimately be derived. The ownership interest that we earn will a fee simple interest in and to the island.

Energold Minerals Inc. owns the property in fee simple and its rights to the minerals on the island are established through a patented mining claim. A patented mining claim includes the deed to the property. When you own a patented property you own the minerals and the land. Unlike a staked and claimed property, no ongoing work needs to be done to maintain the claim. The only obligation of the patented claim holder, in this case Energold Minerals Inc., is to make an annual tax payment. We have no obligation to maintain the claim until we earn an undivided interest in the property.

Should we gain more that 50% of the fee simple interest in the property due to work undertaken, we would be subject to the same risks and obligations of any landowner including paying property taxes. We will be dealing with the accounting issues for the investement in the joint venture on an ongoing basis in accordance with the proporationate consolidation basis.

Under Ontario law title to a patented mining claim can be held in the name of a US company.

The patented claim, which is in the name of Energold Minerals Inc. is identified with a Property Description and Identification Number. That information is provided in the table below.

Property Description	The property is described as Jarvis Island, Municipality of Neebing, in the district of Thunder Bay, in the Province of Ontario, Land Titles Division, Thunder Bay.

Property Identifier	58-01-040-007-31100-0000

Apart from the agreement that Energold has with Middle Kingdom Resources Ltd. there are no other underlying agreements or interests in the property. Because the property is an island, and because there are no other owners, or underlying interests in the property there is a natural boundary of water distinguishing other claims in the area that may exist on other islands in the area or on the mainland. Since we are not the owner of the island we do not have to meet any conditions to keep the title to the property in good standing nor are we responsible for any property taxes. Our only obligation is to expend money on exploration in a phased manner where and when it is determined to be economic to do so.

Agreement with Energold Minerals, Inc.

We will conduct exploration activities on Jarvis Island to determine if mineralized material is located thereon. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. We are exploring for barite. Barite is the mineralogical name for barium sulfate. Barite is mixed with water and used to stabilize the walls of oil and gas wells. It is also used of the manufacture of white paint pigment and as a filler in paint, paper, rubber, linoleum and cloth.

On June 22, 2004, we entered into an Option and Joint Venture Exploration Agreement with Energold Minerals, Inc., a Canadian corporation. The transaction with Energold Minerals, Inc. is at arm's length. There is no previous relationship with Energold Minerals, Inc. and us.

Under the terms of the agreement, we have the option to earn up to an undivided 51% interest in the Jarvis Island Property, comprising a group of mining claims situated in the Thunder Bay District in the Province of Ontario. Energold holds a 100% undivided right, title and interest in all of the Jarvis Island Property free and clear of all encumbrances.

Term

We have the right to elect to earn a 30% undivided interest in the Jarvis Island Property provided we:

(i) issue Energold a total of 500,000 common shares of our common stock as follows:

a.	100,000 common shares within seven days of the Effective Date;
b.	an additional 200,000 common shares on or before Sept.30, 2005
c.	an additional 100,000 common shares on or before Sept.30, 2006
d.	an additional 100,000 common shares on or before Sept.30, 2007

(ii) incur a total of $300,000 in exploration expenditures on the Jarvis Island Property in accordance with the following schedule:

a.	$100,000 to be incurred on or before September 30, 2005
b.	an additional $200,000 to be incurred on or before September 30, 2007.

The foregoing option will terminate and we will have no further interest in the Jarvis Island Property if:

(i) On Sept 30, 2005, Energold has not received a share certificate representing an additional 200,000 shares of our common stock, or if we have not incurred $100,000 in expenditures;

(ii) On Sept 30, 2006 if Energold has not received a share certificate representing an additional 100,000 common shares of MKR;

(iii) On Sept 30, 2007 if Energold has not received a share certificate representing an additional 100,000 shares of our common stock and we have not incurred an additional $200,000 in expenditures.

Should the foregoing option terminate, we will not be liable for any option payment commitments and will not have any interest in the Jarvis Island Property by virtue of our failure to meet its commitments within the required time.

In the event we do not perform as set forth above the option terminates, however, if we do perform as set forth above, we will have an option to acquire an additional 21% of the Jarvis Island property if we perform the additional terms and conditions:

(i) On or before September 30, 2008, we issue Energold a total of 200,000 shares of our common stock;

(ii) On or before the sixth anniversary of the Effective Date, MKR we have completed not less than a further $200,000 of exploration and development work upon the Jarvis Island Property.

The Second Option will terminate and we will have earned only a 30% undivided interest in the Jarvis Island Property if on September 30, 2008 Energold has not received a share certificate representing the additional 200,000 shares of common stock and if on September 30, 2010 we have not incurred an additional $200,000 in expenditures.

Operations

(a) During the Option Period, we will provide to and review its exploration and development plans with Energold and Energold shall be provided an opportunity to comment and provide input with respect to prospective exploration and development programs. Decisions regarding exploration and development of the Jarvis Island Property shall be determined by a three person committee, (the 'Management Committee') comprising two of our representatives and one representative of Energold. Robert Kinloch our president will be one representative. We have not selected our second representative and will not do so until we complete this public offering.

(b) Energold will act as Operator during the Option Period and will be responsible for all work permits, environmental compliance, payment of contractors, insurance and other matters relating to work carried out on the Property and shall indemnify us and hold us harmless against any liability with respect to these matters. All work done by Energold on the Property shall be done in accordance with good mining practice and in compliance with the applicable laws of Ontario.

(c) Energold as Operator may charge up to 10% for management fees for general exploration expenditures and up to 5% on drilling or other major contract costs. All input tax credits for monies expended during the Option Period shall be for our account.

(d) We will enter into a Technical Services Agreement with Energold under which Energold shall agree to provide contract services to us as required.

Joint Venture

(a) In the event that we exercise the Option by earning a 30% interest in the Jarvis Island Property, a Joint Venture will be formed for the further exploration and development of the Property. Under the Joint Venture each party shall have the right to participate in the Joint Venture and the corresponding obligation to fund further exploration and development of the Property (the "Participating Interest"). The Participating Interest, at the time of the formation of the Joint Venture shall be:

Energold:	70%, and
Us:	30%

The parties' expenditures upon formation of the Joint Venture shall be as follows:

Energold:	$600,000
Us:	$300,000

(b) In the event that we elect to exercise the option to earn a 51% interest in the Jarvis Island Property, then the Joint Venture will be formed after the completion of the required further expenditures, and the Participating Interest, at the time of the formation of the Joint Venture shall be:

Energold:	49%, and
Us:	51%

The parties' deemed expenditures upon formation of the Joint Venture shall be as follows:

Energold:	$600,000
Us:	$600,000

(c) Upon the formation of a Joint Venture the parties will enter into a formal Joint Venture Agreement which shall include the following terms:

(i) decisions regarding further exploration and development of the and Jarvis Island Property will be determined by a three person Management Committee; with two nominees appointed by the Party holding the majority interest and one nominee appointed by the party holding the minority interest.

(ii) exploration and development budgets will be determined and signed off by the Management Committee, at which time both parties then have ninety (90) days to provide funds toward the project or be diluted;

(iii) if one party declines or fails to provide all or part of its required funding (based upon its then proportionate legal and beneficial interest), the other party can increase its funding to the amount budgeted;

(iv) upon formation of the Joint Venture, Energold shall continue to be the Operator of the Joint Venture so long as it maintains at least a 40% Participating Interest;

(v) standard dilution will apply to the Joint Venture as follows:

Participating	Contribution to Total Costs by a Party
Interest of a =	(including deemed expenditures)
Party	Contribution to Total Costs by all
parties (including deemed expenditures);

(vi) in the event that the Operator determines not to propose a project program or fails to do so within 6 months of completion of the previous project program, the non-operator can propose and operate a project program.

The property is unencumbered, that is there are no claims, liens, charges or liabilities against the property, and there are no competitive conditions, that is the action of some unaffiliated third party, that could affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found.

Location and Access

The property is located on a 33 acre Jarvis Island in the Canadian portion of Lake Superior. Jarvis Island is located near the western shore of Lake Superior in the Province of Ontario near the Minnesota boarder.

Map 1

Map 2

The only access to Jarvis Island is by boat. The nearest land is approximately 5 miles from Jarvis Island. All exploratory equipment will be brought to the Island by boat. There is no power on the Island. Most of the equipment used to conduct the proposed exploration activity contains its own source of power. All other necessary power will be supplied by gasoline generators. No improvements are required at any exploration or technical stage of operation.

Physiography

The property is flat, contains little or no vegetation and is covered with rock. Existing vegetation consists of fir and pine trees. The climate features cool summers and moderately cold winters. The region is fairly arid with the average annual precipitation being about 20 inches. A snow pack of 2-3 feet usually begins to accumulate in December and lingers in places until May. The recommended field season is from early April to late November.

Property Geology

Jarvis Island is comprised largely of diabase and argillites.

History of Previous Work

There is no history of previous work on Jarvis Island.

Our Proposed Exploration Program

We are prospecting for barite. Our target is mineralized material. Our success depends upon finding mineralized material. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of barite to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment. We anticipate being able to delineate a mineralized body, if one exists, within nine months of beginning exploration.

In addition, we may not have enough money to complete our exploration of the property. The proceeds from the offering will only allow us to determine if mineralized material is located on the property. If mineralized material is located on the property, we will have to raise additional funds through a private placement or second public offering in order to comply with the terms of our agreement with Energold Minerals, Inc. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Detailed exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. Before barite retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as drills and excavators that we might need to conduct exploration. Further, suppliers give preferences to larger exploration entities that purchase larger quantities of supplies from them. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a sample of earth. Mr. Kinloch will determine where drilling will occur on the property in consultation with the consultant we hire. Mr. Kinloch will not receive fees, salary, or other compensation for his services until such time as we have adequate funds to do so. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing.

We estimate the cost of core sampling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 2,250 linear feet or 8 holes. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 22 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 20 holes to a depth of 300 feet. We will pay an exploration consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be up to $5,000. We will begin drilling ninety days after this offering is closed, weather permitting. To date, we have not paid any fees for an exploration consultant.

The breakdown of estimated times and dollars was made by Mr. Kinloch.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves through the use of mining engineers.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans or strategy to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have access to a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plan to take our company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration operation 90 days after of the completion of this offering weather permitting.

If we do not find mineralized material on the property, Mr. Kinloch will allow the Option and Joint Venture Agreement with Energold Minerals Inc. to expire and we will cease operations.

Competitive factors

The barite mining industry is fragmented. We compete with other exploration companies looking for barite. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the barite mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from our property. Readily available barite markets exist in Canada, the United States and around the world for the sale of barite. Assuming our property is inundated with barite, of which there is absolutely no assurance, we will be able to sell all of the barite produced therefrom.

Barite is mixed with water and used to stabilize the walls of oil and gas wells. It is also used in the manufacture of white paint pigment and as a filler in paint, paper, rubber, linoleum and cloth.

We plan to sell any barite removed from our property to one or more wholesale producers.

Regulations

Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	posting claims
*	working claims
*	reporting work performed

We are also subject to the Ontario Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in Ontario. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only 'cost and effect' of compliance with environmental regulations in Ontario is returning the surface to its previous condition upon abandonment of the property. We believe the cost of reclaiming the property will be $750 if we drill 8 holes and $2,250 if we drill 22 holes. We have not allocated any funds for the reclamation of the property and the proceeds for the cost of reclamation will not be paid from the proceeds of the offering. Mr. Kinloch has agreed to pay the cost of reclaiming the property should mineralized material not be discovered.

Employees

We intend to use the services of subcontractors for manual labor exploration work on our properties. The cost of the subcontractors is included in the description of services to be rendered. Mr. Kinloch will handle our administrative duties. Because our sole officer and director is inexperienced with exploration, he will hire independent contractors to perform the surveying, exploration, and excavating of the property. The contractors we hire will determine the number of persons it will employ for surveying, exploration, and excavating of the property. Further, we will hire geologists and engineers as independent contractors on an as needed basis. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering. Accordingly, we cannot determine at this time the precise number of people we will retain to perform the foregoing services.

Employees and Employment Agreements

At present, we have one part-time employee, our president, Robert J. Kinloch. Mr. Kinloch devotes approximately 10% of his time or four hours per week. Mr. Kinloch does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to Mr. Kinloch.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the property, if at all. Our only other source for cash at this time is investments by others in this offering. We must raise cash to implement our project and stay in business. The minimum amount of the offering will allow us to operate for at least one year. Our success or failure will be determined by what we find under the ground. The more money we raise, the more core samples we can take. The more core samples we take, the more thorough our exploration will be conducted. Since we do not know what we will find under the ground, we cannot tell you if we will be successful even if we raise the maximum amount of this offering. We will not begin exploration of the property until we raise money from this offering. We believe we will need to raise the minimum gross amount in this offering of $100,000, $70,000 net, in order to remove uncertainties surrounding our ability to continue as a going concern. The $100,000 in gross proceeds or $70,000 in net proceeds will allow us to conduct our exploration program. If we find mineralized material, we will proceed to create a development program. Development is defined as the preparation of a commercially minable deposit or reserve for extraction which is not already in production. If we do not find mineralized material, we will cease operations.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months. We will not buy any equipment until have located a body of ore and we have determined it is economical to extract the ore from the land.

We do not have any reserves. Even if we complete our current exploration program and it is successful in identifying a mineral deposit, of which there is no assurance whatsoever, we will have to spend substantial funds of further drilling and engineering studies before we will know if we have a commercially viable mineral deposit. We will make a decision whether to proceed with each successive phase of the exploration program jupon completion of the previous phase and upon analysis of the results of that program.

We do not intend to interest other companies in the property if we find mineralized materials.

We intend to try to develop the reserves through the use of mining engineers.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

In the event we complete our exploration program prior to the end of one year, and it is anticipated we will do so as reflected in the milestones that follow, if we find mineralized material we will spend the balance of the year creating a program for development of the property. If we do not find mineralized material at the conclusion of our exploration program, we will cease operations.

Milestones

The following are our milestones:

1.	0-90 days after completion of the offering, retain our consultant to manage the exploration of the property. - Cost $15,000. Time of retention 0-90 days.

2.

90-180 days after completion of the offering. - Core drilling. Core drilling will cost $20.00 per foot. The number of holes to be drilled will be dependent upon the amount raised from the offering. Core drilling we be subcontracted to non-affiliated third parties. Time to conduct the core drilling - 90 days.

3.

180-210 days after completion of the offering. Have independent an third party analyze the samples from the core drilling. Determine if mineralized material is below the ground. If mineralized material is found, we will attempt to define the ore body. We estimate that it will cost up to $5,000 to analyze the core samples and will take 30 days.

The cost of the subcontractors is included in the description of services to be rendered. All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the property, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of the property before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

$10,000 in legal fees is due Mr. Lysiak upon SEC effectiveness. They will be paid from the proceeds of this offering. In the event the minimum amount is not raised from the offering, Mr. Kinloch, our president has agreed to pay the fees.

Results of Operations

From Inception on June 17, 2004

Since inception, Robert J. Kinloch, our sole officer and director has paid all our expenses to incorporate us, and for legal and accounting expenses. Net cash provided by Mr. Kinloch from inception on June 17, 2004 to August 31, 2004 was $16,440.

In addition, we sold 4,800,000 shares of common stock to Mr. Kinloch in consideration of $4,800 and 200,000 shares of common stock to Rod Mancini in consideration of $200.00.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We will be able to stay in business for one year if we raise at least $100,000. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our sole officer and director is willing to commit to loan us money for our operations until this offering has been completed or until the offering period has expired. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year. Other than as described in this paragraph, we have no other financing plans.

As of the date of this registration statement, we have yet to begin operations and therefore we have not generated any revenues from our business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) offering in February 2004. This was accounted for as a purchase of shares of common stock, in consideration of $5,000.00.

As of August 31, 2004, our total assets were $20,425 and our total liabilities were $34,215.

MANAGEMENT

Officers and Directors

Our sole director serves until his successor is elected and qualified. Our sole officer is elected by the board of directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)

Robert J. Kinloch	48	president, principal executive officer, treasurer,
2501 Lansdowne Ave.		principal financial officer, principal accounting
Saskatoon, Saskatchewan		officer, and a member of the board of directors
Canada

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Robert Kinloch - President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer, and sole member of the Board of Directors.

Since inception, on June 17, 2004, Mr. Kinloch has been our president, principal executive officer, treasurer, principal financial officer, principal accounting officer and sole member of the board of directors. Since August 27,1998, Mr. Kinloch has been a founder and a member of the Board of Directors of Maverick Minerals Corporation, a Nevada exploration corporation whose common stock is traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol 'MVRM.' On March 5, 2000, Mr. Kinloch resigned as the vice-president and chief operating officer of Maverick Minerals Corporation and became the president and chief executive officer. From June 1993 to June 1996, Mr. Kinloch was a commercial charter pilot for Loyal Air. Loyal Air is located in Belleville, Ontario. From June 1987 to September 1990, Mr. Kinloch was a registered commodity futures trader with the Ontario Securities Commission. From June 1987 to September 1990, Mr. Kinloch was an independent floor trader on the Toronto Futures Exchange, Toronto Stock Exchange. From December 1988 to December 1997,

Mr. Kinloch was a co-founder and vice president of Lakebreeze Properties Ltd. Lakebreeze is a property development company. Mr. Kinloch graduated from the University of Saskatchewan in 1992. Mr. Kinloch devotes 50% of his time to Maverick Minerals Corporation. Mr. Kinloch will devote 10% of his time or four hours per week to our operation. Mr. Kinloch has no professional or technical credentials related to mineral exploration, mine development or mining.

Conflicts of Interest

At the present time, we do not foresee a conflict of interest because we do not intend to acquire any additional properties and Mr. Kinloch does not intend to acquire any additional properties. We do not see a conflict of interest with Maverick Minerals Corporation since Maverick Minerals Corporation will not be acquiring any interest in our property. Maverick Minerals Corporation is an exploration stage mining company that does not own any properties or projects. Maverick Minerals Corporation must raise capital through the issuance of debt or equity securities in the near future to survive. The only conflict that we foresee is Mr. Kinloch's devotion of time to projects that do not involve us. In the event that Mr. Kinloch ceases devoting time to our operations, he has agreed to resign as an officer and director.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on June 17, 2004 through August 31, 2004. The compensation addresses all compensation awarded to, earned by, or paid the to our named executive officers for the fiscal year ended August 31, 2004. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Securities
Restricted
				Other	Under	Shares or		Other
				Annual	Options/	Restricted		Annual
Names Executive				Compen-	SARs	Share	LTIP	Compen-
Officer and	Year	Salary	Bonus	sation	Granted	Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)

Robert J. Kinloch	2004	0	0	0	0	0	0	0
President

We have not paid any officers or directors salaries in 2004, and we do not anticipate paying any officers or directors salaries at any time in 2004. We will not begin paying our officers salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Employment Contracts

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our articles and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

			Number of	Percentage of
			Shares After	Ownership After
	Number of	Percentage of	Offering	the Offering
	Shares	Ownership	Assuming all	Assuming all of
Name and Address	Before the	Before	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	The Offering	are Sold	Sold

Robert J. Kinloch	4,800,000	96.00%	4,800,000	68.75%
2501 Lansdowne Avenue
Saskatoon, Saskatchewan
Canada S7J 1H3

All Officers and Directors	4,800,000	96.00%	4,800,000	68.75%
as a Group (1 person)

[1] The person named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his direct and indirect stock holdings. Mr. Kinloch is the only "promoter" of our company.

Future Sales by Existing Stockholders

On July 20, 2004, Robert J. Kinloch, our sole officer and director, acquired 4,800,000 shares of our common stock and Rod Mancini acquired 200,000 shares of our common stock. The 5,000,000 shares of common stock are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker. If the minimum number of shares are sold, Mr. Kinloch and Mr. Mancini could each begin selling 60,000 shares quarterly beginning July 20, 2005. If the maximum number of shares are sold, Mr. Kinloch and Mr. Mancini could each begin selling 70,000 shares quarterly.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 4,800,000 shares of our stock are currently owned by our sole officer and director. He will likely sell a portion of his stock if the market price goes above $0.10. If he does sell his stock into the market, the sales may cause the market price of the stock to drop. Further, Mr. Kinloch may also sell at price levels below $0.10 per share.

Because our sole officer and director, and a principal shareholder will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

No common stock is subject to outstanding options, warrants or securities convertible into common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed and assuming the maximum amount of shares are sold in this offering, our sole officer and director will own approximately 68.57% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay or make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

Mr. Kinloch, our president and sole director, has not received and will not receive anything of value, directly or indirectly, from us and we have not received and will not receive any assets, services or other consideration from Mr. Kinloch.

In July 2004, we issued a total of 4,800,000 shares of restricted common stock to Robert J. Kinloch, our sole officer and director, in consideration of $4,800.00. This was accounted for as a purchase of common stock.

In June 2004, Mr. Kinloch loaned us $16,440 to pay for the cost of incorporation, accounting fees and a portion of the legal fees for this offering. The principal sum is non-interest bearing for a period of twelve months from June 2004 and at a rate of 9% per annum thereafter There is no writing to evidence the foregoing. The agreement is entirely oral.

Mr. Kinloch is our only promoter. He has not received or will he receive anything of value from us, directly or indirectly in his capacity as a promoter.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to August 31, 2004, included in this prospectus have been audited by Moen & Company, Chartered Accountants, 701 West Georgia Street, Suite 1400, Vancouver, British Columbia, Canada V7Y 1K8, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is August 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by an Independent Certified Public Accountant.

Our financial statements immediately follow:

Audit Financial Statements for the period ended August 31, 2004:

MOEN AND COMPANY CHARTERED ACCOUNTANTS

Member:
Canadian Institute of Chartered Accountants
Institute of Chartered Accountants of British Columbia
Institute of Management Accountants (USA) (From 1965)

Registered with:
Public Company Accounting Oversight Board (USA) (PCAOB)
Canadian Public Accountability Board (CPAB)
Canada - British Columbia Public Practice Licence

Securities Commission Building
PO Box 10129, Pacific Centre
Suite 1400 - 701 West Georgia Street
Vancouver, British Columbia
Canada V7Y 1C6

Telephone: (604) 662-8899
Fax: (604) 662-8809
Email: moenca@telus.net

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
Middle Kingdom Resources Ltd. (A Nevada Corporation)
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Middle Kingdom Resources Ltd. (A Nevada Corporation) (An Exploration Stage Company) as of August 31, 2004, and the related statements of operations, retained earnings, cash flows and changes in stockholders' equity for the period from incorporation date, and inception date, of June 17, 2004 to August 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Middle Kingdom Resources Ltd. (A Nevada Corporation) (An Exploration Stage Company) as of August 31, 2004, and the results of its operations and its cash flows for the period from incorporation date, and inception date of June 17, 2004 to August 31, 2004 in conformity with U.S. generally accepted accounting principles.

Vancouver, British Columbia, Canada September 17, 2004	"Moen and Company" Chartered Accountants

"Independent Accountants and Auditors"

Middle Kingdom Resources Ltd. (A Nevada Corporation) (An Exploration Stage Company) Balance Sheet August 31, 2004 (Expressed in U.S. Dollars)

	ASSETS
	Current Assets
	Cash (Note 2(j))	$3,985
	Funds in trust with attorney	16,440
	TOTAL CURRENT ASSETS	$20,425

	LIABILITIES AND STOCKHOLDERS' EQUITY

	Current Liabilities
	Accounts payable	$17,775
	Loans from related parties (Note 3)	16,440
	TOTAL CURRENT LIABILITIES	34,215
	Stockholders' Equity
	Capital Stock
	Authorized:
	75,000,000 common shares at $0.001 par value
	Issued and fully paid
	5,000,000 common share at par value	5,000
	Deficit, accumulated during the exploration stage	(18,790)
	TOTAL STOCKHOLDERS' EQUITY	(13,790)
	TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$20,425

	Approved on Behalf of the Board

"Robert J. Kinloch,"	Director and Chief Executive Officer

See Accompanying Notes and Independent Auditors' Report

Middle Kingdom Resources Ltd.
(A Nevada Corporation)
(An Exploration Stage Company)
Statement of Income
Period From Incorporation Date and Inception Date of June 17, 2004 to August 31, 2004
(Expressed in U.S. Dollars)

General and Administration Expenses
Accounting	$200
Bank charges and interest	15
Legal expense	16,575
Office expenses	225
Incorporation cost	1,000
Transfer agent & filing fees	775

Net Profit (Loss) for the Period	$(18,790)

Net Profit (Loss) Per Common Share
Basic and diluted	$(0.00)

Weighted Average Number of Common Shares Outstanding
Basic and diluted	5,000,000

See Accompanying Notes and Independent Auditors' Report

Middle Kingdom Resources Ltd. (A Nevada Corporation) (An Exploration Stage Company) Statement of Retained Earnings (Deficit) August 31, 2004 (Expressed in U.S. Dollars)

Balance (Deficit), Beginning of period	$--

Net Profit(Loss) for the Period	(18,790)

Balance (Deficit), End of Period	$(18,790)

See Accompanying Notes and Independent Auditors' Report

Middle Kingdom Resources Ltd.
(A Nevada Corporation)
(An Exploration Stage Company)
Statement of Cash Flows
Period From Incorporation Date and Inception Date of June 17, 2004 to August 31, 2004
(Expressed in U.S. Dollars)

Cash Provided by (Used for)
Operating Activities
Net Profit (Loss) for the period	$(18,790)
Items not requiring use of cash	--
Changes in non-cash working capital items
Accounts payable	17,775
Funds in trust with attorney	(16,440)
Cash used for operating activities	(17,455)

Investing Activities

Financing Activities
Capital stock subscribed	5,000
Loans from related parties	16,440
Cash provided by financing activities	21,440

Cash increase during the period	3,985

Cash, Beginning of Period	--

Cash, End of Period	$3,985

See Accompanying Notes and Independent Auditors' Report

Middle Kingdom Resources Ltd.
(A Nevada Corporation)
(An Exploration Stage Company)
Statement of Stockholders' Equity
Period From Incorporation Date and Inception Date of June 17, 2004 to August 31, 2004
(Expressed in U.S. Dollars)

	Price	Number of		Additional	Total	Retained	Total
	Per	Common	par	Paid-in	Capital	Earnings	Stockholders'
	Share	Shares	Value	Capital	Stock	(Deficit)	Equity

Shares subscribed on 6/17/2004
by Director for cash	$0.001	4,800,000	$4,800		$4,800		$4,800

Shares subscribed on 6/17/2004
by shareholder for cash	$0.001	200,000	200		200		200

Net loss for period
ended August 31, 2004						(18,790)	(18,790)

Balance, August 31, 2004		5,000,000	$5,000		$5,000	($18,790)	($13,790)

See Accompanying Notes and Independent Auditors' Report

MIDDLE KINGDOM RESOURCES LTD.
(A Nevada Corporation)
(An Exploration Stage Company)
Notes to Financial Statements
August 31, 2004
(Expressed in U.S. Dollars)

______________________________________________________________________________

Note 1.BUSINESS OPERATIONS

The Company date of incorporation and inception was on June 17, 2004 under the Company Act of the State of Nevada, U.S.A. to direct its effects to the energy and mineral resource fields, as an exploration stage company. The Company's property is in the exploration or pre-production stage.

Note 2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General and Administration Costs

General and administration costs are written off to operations when incurred.

(b)Translation of Foreign Currency

The functional currency and the reporting currency is the United States Dollar.

Monetary assets and liabilities are translated at the current rate of exchange.

The weighted average exchange rate for the period is used to translate revenue, expenses, and gains or losses from the functional currency to the reporting currency.

The gain or loss on translation is reported as a separate component of stockholders' equity and is not recognized in net income. Gains or losses on remeasurement are recognized in current net income.

Gains or losses from foreign currency transactions are recognized in current net income.

Fixed assets are measured at historical exchange rates that existed at the time of the transaction.

Depreciation is measured at historical exchange rates that existed at the time the underlying fixed asset was acquired.

Capital accounts are translated at their historical exchange rates when the capital stock is issued.

The effect of exchange rate changes on cash balances is reported in the statement of cash flows as a separate part of the reconciliation of change in cash and cash equivalents during the year.

MIDDLE KINGDOM RESOURCES LTD.
(A Nevada Corporation)
(An Exploration Stage Company)
Notes to Financial Statements
August 31, 2004
(Expressed in U.S. Dollars)

______________________________________________________________________________

Note 2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

(c)Basis of Presentation

These financial statements are prepared in accordance with United States of America Generally Accepted Accounting Principles (GAAP).

(d)Net Loss Per Share

Net loss per common share is computed by dividing the net loss by the weighted average number of shares outstanding during the period.

Computation of basic and diluted weighted average of shares outstanding for the period ended August 31, 2004 is as follows:

Basic and diluted weighted average shares	5,000,000
Net Profit (Loss) per share - Basic and diluted	($0.00)

(e) Mining Properties and Exploration Costs

Exploration costs and costs of acquiring mineral properties are charged to operations in the period in which they are incurred, except where these costs relate to specific properties for which economically recoverable resources are estimated to exist, in which case they are capitalized.

Mining properties are, upon commencement of production, amortized over the estimated life of the orebody to which they relate or are written off if the property is abandoned or if there is considered to be a permanent impairment in value.

Investments in mining properties over which the company has significant influence but not joint control are accounted for using the equity method.

(f)Site Restoration and Post Closure Costs

Expenditures related to ongoing environmental and reclamation activities are expensed, as incurred, unless previously accrued.

Provisions for future site restoration and reclamation and other post closure costs in respect of operating facilities are charged to operations over the estimated life of the operating facility, commencing when a reasonably definitive estimate of the cost can be made.

MIDDLE KINGDOM RESOURCES LTD.
(A Nevada Corporation)
(An Exploration Stage Company)
Notes to Financial Statements
August 31, 2004
(Expressed in U.S. Dollars)

______________________________________________________________________________

Note 2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd)

(g) Environment Remedial Liability

SOP 96-1 provides accounting guidance for environmental remedial liabilities. The Company does not own any properties that are subject to environmental remedial liabilities.

(h) Stock-Based Compensation

The Company accounts for its stock-based compensation arrangements under the intrinsic value recognition and measurement principles of Accounting Principles Board ("APB") Opinion NO. 25, "Accounting for Stock Issued to Employees," and the FASB Interpretation No.44, "Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25)." Since there is no stock options granted, no compensation cost is recognized in the statement of operations.

(i) Segment Reporting

SFAS No.131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for a public company to report financial and descriptive information about its reportable operating segments in annual and interim financial reports. Operating segments are components of an enterprise about which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and evaluate performance. Two or more operating segments may be aggregated into a single operating segment provided aggregation is consistent with objective an basic principles of SFAS No.131, if the segments have similar economic characteristics, and the segments are considered similar under criteria provided by SFAS No.131. SFAS No.131 also establishes standards and related disclosures about the way the operating segments were determined, products and services, geographic areas and major customers, differences between the measurements used in reporting segment information and those used in the Company's general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

(j) Cash

Cash consists of deposit in operating account of $3,985 with Company bankers.

MIDDLE KINGDOM RESOURCES LTD.
(A Nevada Corporation)
(An Exploration Stage Company)
Notes to Financial Statements
August 31, 2004
(Expressed in U.S. Dollars)

______________________________________________________________________________

Note 3. RELATED PARTY TRANSACTIONS

On August 13, 2004, the Company entered into a Loan Agreement with Robert Kinloch, President and shareholder of the Company. Mr. Kinloch agreed to loan $16,440 ($22,000Cdn) to the Company. The principal sum shall be non-interest bearing for a period of twelve months if the Company meets all the repayments, failing which interest shall be calculated at the rate of 9% per annum and interest shall be calculated form August 15, 2004. The rate of interest payable after the first twelve months of the term, provided the Principal Sum has not been repaid prior thereto shall be 9% per annum calculated from the 15th day of August 2005.

Note 4.INCOME TAXES

The Company has losses that total $18,790 for income tax purposes that may be carried forward to be applied against future taxable income. The benefit of a potential reduction in future income taxes has not been recorded as an asset at August 31, 2004 as it is reduced to nil by a valuation allowance, due to uncertainty of the application of losses.

Note 5.PENSION AND EMPLOYMENT LIABILITIES

The Company does not have any liabilities as at August 31, 2004 for pension, post-employment benefits or postretirement benefits. The Company does not have a pension plan.

Note 6. FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, accounts receivable, and current liabilities. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values. The Company does not have any off-balance sheet debt.

MIDDLE KINGDOM RESOURCES LTD.
(A Nevada Corporation)
(An Exploration Stage Company)
Notes to Financial Statements
August 31, 2004
(Expressed in U.S. Dollars)

______________________________________________________________________________

Note 7.SEGMENT REPORTING

Segmented information of the Company's identifiable assets and operating activities, is as follows:

August 31, 2004	Canada		U.S.	Total
Current assets	$		$20,425	$20,425
Net fixed assets		0	$0	$0
Total Assets		$0	$20,425	$20,425

Revenue		$0	$0	$0
Administration Costs		18,790	0	18,790
Net (loss) for the period		$(18,790)	$0	$(18,790)

Note 8. MINERAL RESOURCE AGREEMENT

In June 2004, the Company entered into an exploration and development agreement with Energold Minerals Inc., an Alberta, Canada, Corporation owned by a non-affiliated third party. No funds have been expended or committed by Middle Kingdom Resources Ltd. related to this agreement up to August 31, 2004.

The exploration and development agreement covers an area of land measuring approximately 33 acres on property described as Jarvis Island, municipality of Neebing (Property Identifier 58-01-040-007-31100-111) in the District of Thunder Bay, in the Province of Ontario, Canada, Land Titles Division, Thunder Bay.

Note 9. SUBSEQUENT EVENT

Subsequently, the company will offer up to a total 2,000,000 shares of common stock on a self-underwritten basis. 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is proposed to be $0.10 per share. The Company is planning to use the proceeds to pay for offering expenses, research and exploration of property disclosed in Note 8, above.

Until _____________ 2005, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1. Article 15 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

2. Article 5 of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

3. Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other than the foregoing, no statutes, charter provisions, by-laws, contracts or other arrangements that insures or indemnifies a controlling person, director or officer of the Company affects his or her ability in that capacity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	200
Accounting Fees and Expenses	4,000
Legal Fees and Expenses	25,000
Blue Sky Fees/Expenses	500
Transfer Agent Fees	200
TOTAL	$30,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Robert J. Kinloch	07/20/04	4,800,000	$4,800.00
2501 Lansdowne Avenue
Saskatoon, Saskatchewan
Canada S7J 1H3

Rod Mancini	07/20/04	200,000	$ 200.00
Box 118
Group 336
Winnipeg, Manitoba
Canada R3C 2E7

We issued the foregoing restricted shares of common stock to Robert J. Kinloch, our president and principal executive officer and Rod Mancini pursuant to section 4(2) of the Securities Act of 1933. Robert J. Kinloch and Rod Mancini are sophisticated investors and were in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27. EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation K. All exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1*	Agreement with Energold Minerals Inc.
23.1	Consent of Moen & Company, Chartered Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

*Previously filed.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Saskatoon, Saskatchewan, Canada, on this 30th day of December, 2004.

MIDDLE KINGDOM RESOURCES LTD.

BY:	/s/ Robert J. Kinloch
Robert J. Kinloch, President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and sole member of the Board of Directors